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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 12b-25

                        Commision File Number 001-12910

                          NOTIFICATION OF LATE FILING


(Check One):  [ ] Form 10-Q  [ ] Form 20-F  [X] Form 11-K
              [ ] Form 10-K and Form 10-KSB  [ ] Form N-SAR
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                  For Period Ended:   December 31, 1999
                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report  on Form  11-K
                  [ ] Transition  Report on Form 10-Q
                  [ ] Transition  Report  on Form  N-SAR
                  For the  Transition  Period Ended:

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Nothing  in this  form  shall be  construed  to imply  that the  Commission  has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                      PART I - REGISTRANT INFORMATION

Full Name of Registrant:  Storage USA, Inc. Profit Sharing and 401K Plan

Former Name if Applicable

Address of Principal Executive Office (Street and Number): 165 Madison Avenue, Suite 1300

City, State and Zip Code:  Memphis, Tennessee 38103

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                       PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)    The reason described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)    The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                              PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

     Registrant, Plan Administrator and the Registrant's auditors, PricewaterhouseCoopers, LLP ("PWC"), require additional time to analyze information in order for PWC to prepare their audit report. Registrant expects PWC to be able to analyze such data and prepare its audit report by July 13, 2000.



                        PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

  Christopher P. Marr                       901                  252-2030
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         (Name)                          (Area Code)          (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
                                                                  [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                  [ ] Yes [X] No

         If  so,  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



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The registrant,  Storage USA, Inc. Profit Sharing and 401K Plan, has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   June 21, 2000                   By:  /s/ Christopher P. Marr
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                                        Name: Christopher P. Marr
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                                        Title: Chief Financial Officer
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